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                                                               EXHIBIT (a)(3)(i)

                                    OFFER BY

                      VAN KAMPEN SENIOR FLOATING RATE FUND

                        TO PURCHASE FOR CASH 23,451,763
                            OF ITS COMMON SHARES AT
                        NET ASSET VALUE PER COMMON SHARE

                                                                October 19, 2001

To Brokers, Dealers, Commercial Banks,
     Trust Companies and other Nominees:

     Pursuant to your request, we are enclosing herewith the material listed below relating to the offer of Van Kampen Senior Floating Rate Fund (the "Trust") to purchase up to 23,451,763 of its common shares of beneficial interest with par value of $0.01 per share (the "Common Shares") at net asset value per Common Share ("NAV") determined as of 5:00 P.M. Eastern Time on the Expiration Date (defined below) upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 19, 2001 and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer and withdrawal rights will expire at 12:00 Midnight Eastern Time on November 16, 2001, unless extended (the "Expiration Date"). An "Early Withdrawal Charge" will be imposed on most Common Shares accepted for payment which have been held for less than one year. The Offer is not conditioned upon any minimum number of Common Shares being tendered but is subject to certain conditions as set forth in the Offer to Purchase.

     If more than 23,451,763 Common Shares are duly tendered prior to the expiration of the Offer, the Trust presently intends to, assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer, but is not obligated to, extend the Offer period, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period or purchase 23,451,763 Common Shares (or such greater number of Common Shares sought) on a pro rata basis.

     No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Common Shares pursuant to the Offer. The Trust will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to those of your clients who have requested such materials. The Trust will pay all transfer taxes on its purchase of shares, subject to Instruction 5 of the Letter of Transmittal. However, backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required tax identification information is or has previously been provided. See Section 15 of the Offer to Purchase and Instructions 8 and 9 to the Letter of Transmittal.

     For your information and for forwarding to those of your clients who have requested them, we are enclosing the following documents:

          (1) Offer to Purchase dated October 19, 2001;

          (2) Letter of Transmittal to be used by holders of Common Shares to tender such shares to the Depositary directly or through their broker, dealer or other nominee who is not the registered owner;

          (3) Guidelines for Certification of Taxpayer Identification Number;

          (4) Letter to Clients which may be sent to your clients for whose account you hold Common Shares registered in your name (or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer); and

          (5) Return envelope addressed to the Depositary.

PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT EASTERN TIME ON NOVEMBER 16, 2001, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR OR YOUR CLIENT'S REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE (NOVEMBER 16, 2001).

                                                                 15 SFR009-10/01
                                                                      BDR
(tear along dotted line)

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Additional copies of the enclosed material may be obtained from Van Kampen Funds Inc. at the address and telephone number set forth in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to Van Kampen Funds Inc. at (800) 341-2911.

                                         Very truly yours,

                                         VAN KAMPEN SENIOR FLOATING RATE FUND
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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE TRUST OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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